EXHIBIT 10.3

Amendment
to
Loan and Security Agreement

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered as of June 18, 2007 by and between Silicon Valley Bank (“Bank”) and ATS Medical, Inc., a Minnesota corporation (the “Borrower”) whose address is 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) provide for a new term loan for the purposes of repaying existing loans from Bank to Borrower and purchasing the Cryocath Assets (as defined below) and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Consent to Acquisition. Borrower has requested that Bank consent to Borrower purchasing certain surgical cryoablation assets (the “Cryocath Assets”) from Cryocath Technologies, Inc. (“Seller”) for an initial cash price not exceeding $22,000,000 (but which price could over time increase to $30,000,000 if all of the milestones and earnouts that are part of the purchase contract are met), as such purchase is described in the “6/16/07” draft of the Asset Purchase Agreement that Borrower provided to Bank’s counsel on June 18, 2007 (without exhibits or schedules) (the “Draft APA”), and in the draft Manufacturing Agreement between Seller and Borrower, the draft Form of License Agreement among Seller, Borrower and ATS Acquisition Corp. and the draft Termination Agreement between Seller and Borrower, which drafts Borrower provided to Bank’s counsel on June 18, 2007 (without exhibits or schedules) (collectively, with the APA, the “Acquisition Agreements”). In connection with the Borrower’s request for Bank’s consent, the Borrower represents, warrants and agrees as follows: no Default or Event of Default shall occur as a result of the Borrower’s purchase of the Cryocath Assets and the Cryocath Assets shall be purchased free and clear of all Liens. Notwithstanding anything to the contrary contained in the Loan Documents, Bank hereby consents to Borrower’s purchase of the Cryocath Assets as described in the Acquisition Agreements (the “Cryocath Purchase”), for the price described above, on or before August 31, 2007, conditioned upon the following: (a) no Default or Event of Default has occurred and is continuing at the time of, or would occur as a result of, Borrower’s purchase of the Cryocath Assets, (b) the Cryocath Assets shall be purchased free and clear of all Liens and Borrower shall have provided Bank with copies of Lien searches (and releases to be filed, if applicable) confirming that such is the case, and (c) after the date hereof and prior to Borrower’s purchase of the Cryocath Assets, Borrower shall have received net proceeds of at least $15,000,000 from a new PIPE. This consent does not constitute a consent to any other transaction or event, whether or not similar or related to the Cryocath Purchase, including, without limitation, any other transaction or event that may be described in any exhibit, schedule or other document referenced in the Acquisition Agreements. In addition, for purposes of clarity and not for purposes of broadening by implication what Bank is consenting to, Borrower acknowledges that Bank is not consenting to any amounts which may be referenced in the Acquisition Agreements but are not quantified or to any breach of any financial covenant contained in the Loan Documents that may result from the Cryocath Purchase.

3. Amendments to Loan Agreement.

3.1 New Term Loan. The following new Section 2.1.7 is added to the Loan Agreement following existing Section 2.1.6:

2.1.7 New Term Loan.

(a) Availability. Bank shall make one term loan available to Borrower in an amount equal to $8,600,000 (the “Term Loan”) within two days after the date of the June 2007 Amendment subject to the satisfaction of the terms and conditions of this Agreement. After repayment, no portion of the Term Loan may be reborrowed.

(b) Use of Proceeds; Funding. Borrower shall use a portion of the proceeds of the Term Loan to repay in full all of the outstanding Equipment Advances and New Equipment Advance. At the funding of the Term Loan, Borrower authorizes and instructs Bank to apply an amount of the Term Loan to the outstanding Equipment Advances, New Equipment Advance, and accrued and unpaid interest thereon, as is necessary to pay them in full, and Borrower agrees that the amount of the Term Loan so applied shall be deemed advanced by Bank pursuant to subsection “a” above.

(c) Repayment. Borrower shall make monthly payments of interest only on the Term Loan beginning on July 1, 2007 and continuing on the first day of each successive month until December 31, 2007. Beginning on January 1, 2008 and continuing on the first day of each successive month thereafter, Borrower shall make forty-two (42) monthly payments, each consisting of (i) $204,761.90 principal plus (ii) interest. On the due-date for such 42nd monthly payment (the “Term Loan Maturity Date”) any remaining unpaid principal and accrued interest is due and payable in full. The Term Loan may only be prepaid in accordance with Sections 2.1.7(e) and 2.1.7(f).

(d) Final Payment. On the Term Loan Maturity Date, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date, an amount equal to the Final Payment.

(e) Optional Prepayment. At Borrower’s option, so long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the outstanding Term Loan, provided Borrower (a) delivers written notice to Bank of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment (which election shall be irrevocable), and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; (ii) all unpaid principal with respect to the Term Loan; (iii) the Final Payment; (iv) the Prepayment Fee; and (v) all other sums, if any, that shall have become due and payable hereunder. Without limiting the obligation to pay the Final Payment and Prepayment Fee when due, such amounts shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

(f) Mandatory Prepayment. If the Term Loan becomes due and payable according to the terms hereof because of the occurrence of an Event of Default, Borrower shall pay to Bank on the date that the Term Loan becomes due and payable according to the terms hereof, in addition to any other sums owing, (i) the Final Payment and (ii) the Prepayment Fee. Without limiting the obligation to pay the Final Payment and Prepayment Fee when due, such amounts shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

3.2 Interest Rate, Payments. Section 2.3 of the Loan Agreement reads as follows:

(a) Interest Rate. (i) Revolving Advances accrue interest on the outstanding principal balance at a per annum rate of 1.0 percentage points above the Prime Rate, but in no event less than 5.25% per annum; and (ii) Equipment Advances accrue interest on the outstanding principal balance at a per annum rate of 1.50 percentage points above the Prime Rate, but in no event less than 5.75% per annum; and (iii) New Equipment Advances accrue interest on the outstanding principal balance at a per annum rate of 1.75 percentage points above the Prime Rate. After an Event of Default has occurred and while it is continuing, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest due on the Committed Revolving Line is payable on the 25th day of each month. Interest due on the Equipment Advances is payable on the 25th day of each month. Bank may debit any of Borrower’s deposit accounts including Account Number      for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 2:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

Said Section 2.3 is amended to read as follows:

(a) Interest Rate. The amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to 1.25 percentage points above the Prime Rate which is in effect as of the Funding Date of the Term Loan, which interest shall be payable monthly. After an Event of Default has occurred and while it is continuing, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest due on the Term Loan is payable on the first day of each month. Bank may debit any of Borrower’s deposit accounts for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 2:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

3.3 Borrowing Base Certificate and Agings. Section 6.2(b) of the Loan Agreement reads as follows:

(b) Within 30 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged (by invoice date) listings of accounts receivable and accounts payable. (For emphasis, and not by way of limitation on the fact that the covenants of “Borrower” contained in this Agreement are to be construed as obligations of each of AMI and AMSI, AMI and AMSI shall each provide such a Borrowing Base Certificate.)

Said Section 6.2(b) is amended to read as follows:

(b) Within 30 days after the last day of any month during which either of (i) the average daily balance of unrestricted cash (and equivalents) of Borrower on deposit with Bank during such month or (ii) the amount of unrestricted cash (and equivalents) of Borrower on deposit with Bank as of the last day of such month, was less than the product of 1.5 multiplied by the outstanding balance of the Term Loan on the last day of such month, Borrower will deliver to Bank a Borrowing Base Certificate, signed by a Responsible Officer, in form acceptable to Bank, with aged (by invoice date) listings of accounts receivable and accounts payable.

3.4 Conforming Changes to Compliance Certificate. The Bank may make such changes to the Compliance Certificate that is required pursuant to Section 6.2(c) of the Loan Agreement as from time to time may be necessary to conform the Compliance Certificate to any amendments that have been or may hereinafter be made to the Loan Agreement. For purposes of illustration and not by way of limitation, the required Liquidity Ratio as set forth in the Compliance Certificate shall be changed to “1.40:1.00” to conform with the amendment to the Liquidity Ratio being made pursuant to this Amendment.

3.5 Change to Financial Covenants. Section 6.7 of the Loan Agreement reads as follows:

Borrower will maintain at all times, on a consolidated basis:

(i) Liquidity Ratio. A ratio of (y) the sum of unrestricted cash (and equivalents) of Borrower on deposit with Bank plus Borrower’s accounts receivable arising from the sale or lease of goods, or provision of services, in the ordinary course of business, (z) divided by the sum of Current Liabilities plus Indebtedness of Borrower to Bank for borrowed money, of equal to or greater than 1.60 to 1.00.

Said Section 6.7 is amended to read as follows:

Borrower will maintain at all times, on a consolidated basis:

(i) Liquidity Ratio. A ratio of (y) the sum of (1) unrestricted cash (and equivalents) of Borrower on deposit with Bank plus (2) 50% of Borrower’s accounts receivable arising from the sale or lease of goods, or provision of services, in the ordinary course of business, (z) divided by Indebtedness of Borrower to Bank for borrowed money, of equal to or greater than 1.40 to 1.00. Notwithstanding the foregoing, if the amount of Borrower’s Eligible Accounts ever becomes less than 50% of Borrower’s accounts receivable arising from the sale or lease of goods, or provision of services, in the ordinary course of business, then part “2” above shall be deemed to read “(2) the lesser of the amount of Borrower’s Eligible Accounts or 50% of Borrower’s accounts receivable arising from the sale or lease of goods, or provision of services, in the ordinary course of business”, unless the Bank shall consent in writing otherwise.”

3.6 Mergers or Acquisitions. Section 7.3 of the Loan Agreement reads as follows:

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for mergers or acquisitions involving Borrower where all of the following conditions are satisfied: (i) in the case of a merger, the Borrower is the surviving corporation in the merger, (ii) the acquisition, or the other party to the merger, is in the same or related lines of business to that of the Borrower, (iii) the transaction will not, in Bank’s good faith business judgment, adversely affect the Collateral or Bank’s security interest therein or the Borrower’s financial condition, and both before and after giving effect to such transaction Borrower is and will be in compliance with all financial covenants, (iv) no Default or Event of Default exists or will occur as a result of the transaction, (v) at the closing of the transaction there are no Obligations outstanding under the Committed Revolving Line, and (vi) the aggregate of the consideration paid by Borrower for all such transactions after the date hereof does not exceed $5,000,000. If a merger or acquisition occurs pursuant to the foregoing exception to the prohibition against mergers and acquisitions, then Bank shall not be required to make any Credit Extensions under the Committed Revolving Line until Borrower has supplied Bank, and Bank shall have had a reasonable opportunity to review, such financial and other information concerning the transaction as Bank shall request in order to confirm the satisfaction of the foregoing conditions to such exception. Notwithstanding the foregoing, AMSI may merge or consolidate into AMI as long as no Default or Event of Default exists prior thereto or arises therefrom, and a Subsidiary (other than AMSI) may merge or consolidate into another Subsidiary or into Borrower as long as no Default or Event of Default exists prior thereto or arises therefrom.

Said Section 7.3 is amended to read as follows:

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for mergers or acquisitions involving Borrower where all of the following conditions are satisfied: (i) in the case of a merger, the Borrower is the surviving corporation in the merger, (ii) the acquisition, or the other party to the merger, is in the same or related lines of business to that of the Borrower, (iii) the transaction will not, in Bank’s good faith business judgment, adversely affect the Collateral or Bank’s security interest therein or the Borrower’s financial condition, and both before and after giving effect to such transaction Borrower is and will be in compliance with all financial covenants, (iv) no Default or Event of Default exists or will occur as a result of the transaction, and (v) the aggregate of the consideration paid by Borrower for all such transactions in any fiscal year of Borrower (excluding the consideration paid by Borrower for the Cryocath Assets as contemplated by the June 2007 Amendment) does not exceed (y) $2,000,000 in cash plus (z) $1,000,000 in Borrower’s stock. Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower as long as no Default or Event of Default exists prior thereto or arises therefrom.

3.7 New Definitions. The following definitions are added to Section 13.1 of the Loan Agreement in the appropriate alphabetical order:

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to $129,000.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“June 2007 Amendment” is the Amendment to Loan and Security Agreement, dated June 18, 2007, between Bank and Borrower.

“Prepayment Fee” is an amount equal to 3% of the outstanding Term Loan if the prepayment is made before the first anniversary of the date of the June 2007 Amendment; 2% of the outstanding Term Loan if the prepayment is made on or after the first anniversary of the date of the June 2007 Amendment but before the second anniversary of the date of the June 2007 Amendment; 1% of outstanding Term Loan if the prepayment is made on or after the second anniversary of the date of the June 2007 Amendment but before the Term Loan Maturity Date.

“Supplemental Schedule” is the Supplemental Schedule to Loan Agreement attached to the June 2007 Amendment, which supplements and does not replace the Schedule to this Agreement.

“Term Loan” is defined in Section 2.1.7(a).

“Term Loan Maturity Date” is defined in Section 2.1.7(c).

3.8 Revised Definition. The following term and its definition, as set forth in Section 13.1 of the Loan Agreement, is amended to read as set forth below:

“Credit Extension” is each Revolving Advance, Equipment Advance, New Equipment Advance, Term Loan, or any other extension of credit by Bank for Borrower’s benefit.

3.9 Perfection Certificate. Within 30 days of the date hereof, Borrower shall complete, execute and deliver to Bank a Perfection Certificate on Bank’s standard form.

3.10 Secured Guaranty from Domestic Subsidiaries. Within 30 days of the date hereof, Borrower shall cause each of 3F Therapeutics, Inc., a California corporation (“3F”), and ATS Acquisition Corp. (“ATSAC”), a Minnesota corporation, to (a) execute and deliver to Bank a guaranty of all of the Obligations of Borrower to Bank and a security agreement providing Bank with a security interest in the assets of such company which are of the same type as the assets of Borrower in which Bank has been provided a security interest, in such form as Bank shall reasonably request, and (b) provide Bank with a first-priority perfected security interest in such assets. Borrower represents and warrants that such assets are free and clear of Liens (other than Permitted Liens; provided that for purposes of the use of the term “Permitted Liens” in the context of 3F and ATSAC, when “Borrower” is used in such definition it shall be deemed to refer to 3F or ATSAC, as applicable).

4. Limitation of Amendments.

4.1 The amendments set forth in Section 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) except as may be otherwise shown in the Supplemental Schedule that is attached hereto, the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The Second Restated Articles of Incorporation of ATS Medical, Inc. filed with the Minnesota Secretary of State on November 8, 2006, a copy of which was provided to Bank via email on June 13, 2007, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Fees and Expenses. In consideration for Bank entering into this Amendment, Borrower shall concurrently pay Bank a fee in the amount of $21,500, which fee is deemed fully earned on the date hereof, and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents. Without limitation on the terms of the Loan Documents, Borrower agrees to reimburse Bank for all its costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment. Bank is authorized to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts maintained with Bank.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Jay McNeil Name: Jay McNeil Title: SRM	ATS Medical, Inc. By: /s/ Michael Dale Name: Michael Dale Title: Chairman, CEO and President